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                                                                    Exhibit 10.1
                            ALLIANT TECHSYSTEMS INC.
                            LSAR OPTION LOAN PROGRAM

1. PURPOSE. The purpose of the Alliant Techsystems Inc. LSAR Option Loan Program (the "Program") is to provide financial assistance in connection with the exercise by individuals (the "Participants") of stock options (the "LSAR Options") awarded in connection with each holder's agreement to defer receipt of payment (the "Deferred Amount") for his limited stock appreciation rights at the time of the August 10, 1994 "change of control" of Alliant Techsystems Inc. (the "Company").

2. LOAN PROVISIONS.

       2.1 General. The Company shall extend a loan ("Loan") to a Participant upon the exercise of an LSAR Option, subject to the terms and conditions set forth in this Section 2, if the Participant so requests at the time the Participant's LSAR Option is exercised. Notwithstanding anything to the contrary herein, the Company shall not be required to make any Loan to a Participant if the making of such Loan would (a) cause the Company to violate any covenant or similar provision in any indenture, loan agreement or other agreement, or (b) violate any applicable federal, state or local law.

       2.2 Principal Amount. The maximum principal amount of any Loan shall be the sum of (a) the exercise price of the LSAR Option and (b) the withholding taxes payable upon exercise of the LSAR Option (including withholding taxes payable with respect to the Deferred Amount), less (c) the Deferred Amount.

       2.3 Term. The term (the "Term") of each Loan shall begin on the date of the exercise of the LSAR Option (the "Exercise Date") and have a final maturity date of March 31, 1998, at which time the unpaid principal amount of the Loan, plus unpaid accrued interest thereon, as provided in Section 2.4, shall be due and payable in full. A Participant may prepay any portion of a Loan at any time. All prepayments shall first be applied to pay accrued interest through the date of the prepayment and then to reduce the principal balance due on the Loan.

       2.4 Interest. Interest on the unpaid principal balance of each Loan shall accrue from the Exercise Date until the Loan is paid in full at an interest rate, compounded annually, equal to the higher of (a) six percent or
(b) the "applicable federal rate" in effect on the Exercise Date for loans of such maturity, as determined by Section 1274(d) of the Internal Revenue Code. Accrued interest shall not be payable during the Term, except in connection with prepayments of any portion of a Loan, but shall be paid at the time any portion of the unpaid principal amount of a Loan is repaid.

       2.5 Full Recourse Promissory Note. Each Loan shall be evidenced by a full recourse promissory note ("Note") in such form and containing such provisions of the Program as the Company's legal counsel deems appropriate. The obligations of each Participant under a Note shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not
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be released, discharged or otherwise affected by any change in the existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or the market value of its common stock ("Common Stock") or any resulting release or discharge of any obligation of the Company or the existence of any claim, set-off or other rights which any Participant may have at any time against the Company or any other person, whether in connection with the Program or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or counterclaim.

       2.6 Security. Payment of the Note shall be secured by a pledge of all of the shares of Common Stock (the "Shares") acquired by the Participant upon exercise of the LSAR Option. The Participant shall effect such pledge by delivering to the Company (a) the certificate(s) for the Shares, accompanied by a duly exercised stock power in blank, (b) a properly executed stock pledge agreement, and (iii) such other documents as may be required by the Company's legal counsel. A Participant shall always have the right to sell Shares, provided that (i) such sales are made in open market transactions, (ii) the Company shall have a security interest in the proceeds of such sale to the extent of the unpaid balance of the Loan, plus accrued interest thereon, and
(iii) the proceeds of such sale are used, to the extent necessary, to repay the Loan, plus accrued interest thereon to the date of such repayment.

3.  MISCELLANEOUS.

       3.1 Administration. The Program shall be administered by the Personnel and Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"). Subject to the provisions of the Program, the Committee shall interpret the Program and make such rules as it deems necessary for the proper administration of the Program, shall make all other determinations necessary or advisable for the administration of the Program and shall correct any defect or supply any omission or reconcile any inconsistency in the Program in the manner and to the extent that the Committee deems desirable to carry the Program into effect. Any action taken or determination made by the Committee hereunder shall be final and conclusive on all parties. The act or determination of a majority of the Committee shall be deemed to be the act or determination of the entire Committee. The Committee may consult with legal counsel, who may be legal counsel to, or employed by, the Company, and such other advisors as the Committee may deem necessary and/or desirable, and the members of the Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of legal counsel or any other advisor.

       3.2 Amendment and Termination of the Program. The Board may amend, suspend or terminate the Program at any time; provided that no amendment, suspension or termination of the Program may, without the consent of a Participant, adversely affect such Participant's rights under the Program in any material respect. The Program shall automatically terminate, without action by the Board, if no Participant requests a Loan on or prior to the date of the expiration of the LSAR Options.
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     3.3 Employment Not Guaranteed.  Nothing contained in the Program nor any related document nor any action taken in the administration of the Program shall be construed as a contract of employment or as giving a Participant any right to be retained in the employment of the Company or any of its subsidiaries.

     3.4 Applicable Law. The Program and any related documents shall be governed in accordance with the laws of the State of Minnesota without regard to the application of the conflicts of law provisions thereof.

     3.5 Inurement of Rights and Obligations. The rights and obligations under the Program and any related documents shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and the Participants and their beneficiaries.

     3.6 Notices. All notices and other communications required or permitted to be given under the Program shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (i) if to the Company, at its principal business address to the attention of the Corporate Secretary, and (ii) if to a Participant, at the last address of the Participant known to the sender at the time the notice or other communication is sent.